Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com

Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions Names Jeanette Press as Vice President,

Corporate Controller and Principal Accounting Officer

DOWNERS GROVE, ILL., August 5, 2019 – Univar Inc. (NYSE: UNVR) (“Univar Solutions”), a global chemical and ingredient distributor and provider of value-added services, today named Jeanette Press as vice president, corporate controller and principal accounting officer. Press brings more than 20 years of accounting experience with extensive knowledge in controllership and financial policies and procedures.

Press is a certified public accountant and earned her undergraduate degree in accounting from Loyola University. She is also a member of the American Institute of Certified Public Accountants, the SEC Professionals Group and serves as a Board trustee on The Conservation Foundation and Loyola University Accounting Advisory Board.

“Jeanette brings a wealth of accounting, controllership and financial systems implementation experience that will help further accelerate our mission to streamline, innovate and grow,” said Carl Lukach, executive vice president and chief financial officer at Univar Solutions. “I’m excited to welcome Jeanette to our Univar Solutions team and look forward to her many contributions.”

Press joins Univar Solutions from USG Corporation, where she held the role of vice president, controller and principal accounting officer, and was responsible for all global accounting policies, as well as reporting and SEC filings. Prior to USG Corporation, Press was with KPMG LLP as a senior manager of both audit and professional practice.

About Univar Solutions

Univar Solutions (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities. Learn more at www.univarsolutions.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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